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                                   EX-99.B.8.4

                               FIRST AMENDMENT TO
                                SERVICE AGREEMENT
                             WITH INVESTMENT ADVISER

       THIS FIRST AMENDMENT TO THE SERVICE AGREEMENT WITH INVESTMENT ADVISER (the "First Amendment") is made and entered into as of the 1st day of October, 2000, by and between AETNA INSURANCE COMPANY OF AMERICA ("LIFE COMPANY") a Connecticut corporation and A I M ADVISORS, INC., a Delaware corporation ("AIM").

                                   WITNESSETH:

       WHEREAS, LIFE COMPANY and AIM are parties to a Service Agreement effective as of November 1, 1999 (the "Agreement");

       WHEREAS, LIFE COMPANY and AIM now desire to modify the Agreement to correct a scrivener error and to revise Schedule A to reflect a change in reimbursement;

       WHEREAS, LIFE COMPANY and AIM are parties to a Participation Agreement dated November 1, 1999 (the "Participation Agreement");

       NOW THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, the parties agree as follows:

1. The fifth WHEREAS clause in the Agreement is hereby deleted in its entirety and replaced with the following:

            WHEREAS, LIFE COMPANY has no contractual or other legal obligation to perform the administrative services listed in items 1.a. through 1.d. of this Agreement, other than pursuant to this Agreement and the Participation Agreement; and

2. Item 2.(a) of the agreement is hereby deleted in its entirety and replaced with the following:

            (a) Administrative services to Contractholders, owners and participants shall be the responsibility of LIFE COMPANY and shall not be the responsibility of the Fund or AIM. To compensate LIFE COMPANY for its costs, AIM agrees to pay to LIFE COMPANY and LIFE COMPANY agrees to accept as full compensation for all services rendered hereunder an amount described in Schedule A attached hereto and made a part of this Agreement as may be amended from time to time with the mutual consent of the parties hereto.


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3.     Schedule A of the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto and dated October 1, 2000;

4. The Agreement, as supplemented by this First Amendment, is ratified and confirmed; and

5. This First Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

       IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.

AETNA INSURANCE COMPANY                                    A I M ADVISORS, INC.
OF AMERICA


By:    /s/ Laurie M. Tillinghast                 By:    /s/ Robert H. Graham
       --------------------------------                 ------------------------
Name:  Laurie Tillinghast                        Name:  Robert H. Graham
Title: Pursuant to Delegation                    Title: President
       ---------------------------------                ------------------------
       Of Authority dated 8/12/98


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                                   SCHEDULE A

In consideration of the services provided by LIFE COMPANY, AIM agrees to pay LIFE COMPANY on a quarterly basis an amount equal to __ basis points (0.__%) per annum on the first $1 billion of the daily average aggregate amount invested by LIFE COMPANY in each Fund under the Participation Agreement, and __ basis points (0.__%) per annum on the daily average aggregate amount invested by LIFE COMPANY in each Fund under the Participation Agreement in excess of $1 billion.



Date of Amendment to Schedule A: October 1, 2000


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